Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Elects Two Independent Directors to Its Board of Directors

NEWPORT BEACH, Calif., April 16, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, today announced that it has elected two new independent directors, John P. Stenbit, former Assistant Secretary of Defense, and Retired Navy Vice Admiral William C. Bowes, to serve on the company’s board of directors. The appointments are effective immediately and increase the board’s composition to a majority of independent directors.

     “We are pleased to announce the election of these two distinguished executives to our board,” said Steven Myers, chairman and CEO. “John and Bill are two very capable and well-respected former senior executives and domain specialists. We look forward to their contributions and believe they will complement the existing board of SM&A.

     “Mr. Stenbit and Mr. Bowes were selected to join our board of directors because of their strong experience in the public and private sectors. Mr. Stenbit is nationally recognized for developing crucial defense information systems, systems engineering, and providing strategic value and vision. Mr. Bowes is a retired Vice Admiral, an experienced industry executive, and a highly decorated combat pilot. Both are expected to serve on the Corporate Governance and Nominating Committee of the company’s board,” concluded Myers.

Exhibit 99.1

John P. Stenbit

     John Stenbit, 63, has had distinguished careers in both the private and public sectors, including participation as a member of Secretary Rumsfeld’s staff in conjunction with the transformation of the entire DoD during both of his terms of service. In his most recent position, Mr. Stenbit served as the Assistant Secretary of Defense Networks and Information Integration (NII), previously known as Command, Control, Communications, and Intelligence (C3I), at the Pentagon. He has served in several high profile positions for TRW, Inc., most recently in Fairfax, Virginia, where he was responsible for providing systems integration solutions to the government as an executive vice president and member of the Management Committee of TRW. Mr. Stenbit has chaired advisory committees for the Director of the Central Intelligence Agency and the Administrator of the Federal Aviation Administration, as well as serving as a member of advisory committees on information security, strategic systems, telecommunications, submarines, and future warfare defense communications. He holds bachelors and masters degrees in engineering and electrical engineering from the California Institute of Technology in Pasadena, California, and attended the Technische Hogeschool in The Netherlands. Mr. Stenbit was a Fulbright Fellow, an Aerospace Corporation Fellow, and a member of the National Academy of Engineering. He is presently a member of Tau Beta Pi, and a recipient of Secretary of Defense Medals for both Distinguished and Outstanding Public Service.

William C. Bowes

     William Bowes, 62, is a retired Vice Admiral and an experienced industry executive. As Vice Admiral, he served as Commander of the Naval Air Systems Command, Principal Deputy Assistant Secretary of the Navy for Research, Development and Acquisition (RDA), and Acting Assistant Secretary of the Navy for RDA. In 1996, following his retirement from active duty, Mr. Bowes joined Hughes Electronics as corporate vice president and deputy general manager of Hughes Aircraft Company’s Sensors and Communications Systems Segment. Shortly after Raytheon acquired Hughes, he joined Litton Industries where he held positions as vice president for Corporate Strategic Planning and vice president of Programs Management at Litton’s

Exhibit 99.1

Integrated Systems Division. After Northrop Grumman acquired Litton, Mr. Bowes was assigned to lead one of three business units in the newly created Navigation Systems Division of Northrop. Mr. Bowes is a highly experienced program manager and during his career he managed the F-14 Aircraft, Phoenix Missile, Tomahawk Cruise Missile, and GE F-110 Engine, Infrared Search and Track Systems programs. As a corporate executive in the aerospace industry, he has been involved with the development and manufacture of numerous avionics and software systems. Mr. Bowes holds masters and bachelors degrees in Systems Acquisition Management and Chemical Engineering from the Naval Postgraduate School and University of Idaho, respectively. He has completed financial management, corporate planning and director courses at Harvard, Wharton, the University of Chicago, and the Anderson School of Business at the University of California, Los Angeles. Mr. Bowes currently serves on the board of directors of Innovative Solutions and Support, the board of visitors for the Software Engineering Institute at Carnegie Mellon University, and is a Fellow for the Society of Experimental Test Pilots.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of high-value performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and may include, but are not limited to, statements regarding the company’s characterization as the world’s leading provider of proposal management and consulting services and a leading provider of high-value program services. These forward-looking statements speak only as of the date of this press release. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections that address business risks, for a more comprehensive discussion of risks and uncertainties that could impact our business. The company expressly does not undertake a duty to update forward-looking statements.